Exhibit 21.1

ZUMIEZ INC.

SUBSIDIARIES OF THE REGISTRANT

As of February 2, 2019

Name of Subsidiary	Place of Incorporation or Formation

Zumiez Nevada, LLC	Nevada

ZIC, LLC	Washington

ZIC II, LLC	Washington

Zumiez International, LLC	Washington

Zumiez Services Inc.	Washington

Zumiez Distribution LLC	Washington

Zumiez Canada Holdings Inc.	British Columbia

Zumiez Europe Holding GmbH	Switzerland

Blue Tomato Schweiz GmbH	Switzerland

Zumiez Austria Holding GmbH	Austria

Blue Tomato GmbH	Austria

Blue Tomato Deutschland GmbH	Germany

Blue Tomato Netherlands B.V.	Netherlands
Zumiez Puerto Rico LLC	Puerto Rico

Zumiez Australia Holdings Pty Ltd	Australia

Black Phoenix One Pty Ltd	Australia